CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NTN Communications, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-60814. No. 333-17247, No. 333-12777 and No. 33-95776) on Form S-8 and in the
registration  statements (No.  333-80143,  No.  333-69383,  No.  333-51650,  No.
333-40625,  No. 333-33078,  No. 333-14129,  No.  333-03805,  No. 333-00501,  No.
33-97780,  No.  33-77826,  No.  33-64417  and No.  33-42350)  on Form S-3 of NTN
Communications, Inc. of our report dated February 13, 2003, relating to the consolidated balance sheets of NTN Communications, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002 and the related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of NTN Communications, Inc.

San Diego, California
March 26, 2003